Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of this Annual Report on Form 10-K, ExlService Holdings, Inc., has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.001 per share (“common stock”). The following description of our capital stock and of certain provisions of our amended and restated certificate of incorporation, as amended (“certificate of incorporation”), and fifth amended and restated by-laws (“by-laws”) and certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference by the full text of our certificate of incorporation and our by-laws, and the General Corporation Law of the State of Delaware (the “DGCL”). References in this section to the “Company,” “we,” “us” and “our” refer to ExlService Holdings, Inc. and not to any of its subsidiaries.
Our authorized capital stock consists of 100,000,000 shares of common stock and 15,000,000 of preferred stock. No shares of preferred stock are outstanding.
Common Stock
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have cumulative voting rights, which means that the holders of a majority of the shares of common stock cast in the election of a director in an uncontested election (as defined in our by-laws) can elect each director then being elected.
Preemptive Rights
Holders of the common stock do not have any preemptive rights under our certificate of incorporation or by-laws.
Dividends; Liquidation Rights
The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Other Rights
No conversion, redemption or sinking fund provisions apply to our common stock, and all of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.
Preferred Stock
We are authorized, without shareholder approval, to issue up to 15,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock.
Certain Certificate of Incorporation, By-Law and Statutory Provisions
Certain of the provisions of our certificate of incorporation and by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a holder of shares of our common stock might consider in its interest, including an attempt that might result in a receipt of a premium over the market price for such shares.
Directors’ Liability; Indemnification of Directors and Officers
Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

•	for any breach of the duty of loyalty;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

•	for liability under Section 174 of the DGCL (relating to unlawful dividends, stock repurchases, or stock redemptions); or

•	for any transaction from which the director derived any improper personal benefit.
This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under federal securities laws. In addition, our certificate of incorporation and by-laws provide that we indemnify each director and the officers, employees, and agents determined by our board of directors to the fullest extent provided by the laws of the State of Delaware.
Special Meetings of Stockholders
Our certificate of incorporation provides that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.
Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings, unless the action to be effected by written consent and the taking of such action by written consent have expressly been approved in advance by the board. In addition, our by-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics for consideration at stockholders’ meetings.
Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. Notwithstanding the above, in the event that the number of directors to be elected to the board at an annual meeting is increased and we do not make any public announcement naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder notice of nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the tenth day following the day on which such public announcement is first made. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.
Election and Removal of Directors
Our certificate of incorporation and by-laws provide for the declassification of our board of directors over a three-year period that began at the 2019 annual meeting of stockholders. Previously, the board of directors was divided into three classes (Class I, Class II and Class III), each elected to hold office for a three-year term, or until their successors were duly elected and qualified. The terms of the classes were staggered, so that only one of the three classes stood for election for a three-year term at each annual meeting of stockholders. At the 2019 annual meeting of stockholders, each of the Class I director nominees elected by our stockholders was elected to hold office for a term of one year, or until their successors are duly elected and qualified in accordance with our by-laws, at the 2020 annual meeting of stockholders, each of the Class I and Class II director nominees elected by our stockholders will be elected to hold office for a term of one year, or until their successors are duly elected and qualified in accordance with our by-laws, and at the 2021 annual meeting of stockholders, each of the Class I, Class II and Class III director nominees elected by our stockholders will be elected to hold office for a term of one year, or until their successors are duly elected and qualified in accordance with our by-laws, and thereafter the classification of the board of directors will terminate in its entirety.
Our stockholders may only remove directors for cause and with the vote of at least 66⅔% of the total voting power of our issued and outstanding capital stock entitled to vote in the election of directors. Our board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.
Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Amendment of the Certificate of Incorporation and By-Laws
Our certificate of incorporation will provide that the affirmative vote of the holders of at least 66⅔% of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors, is required to amend the following provisions of our certificate of incorporation:

•	the provisions relating to our classified board of directors;

•
the provisions relating to the number and election of directors, the appointment of directors upon an increase in the number of directors or vacancy, and the provisions relating to the removal of directors;

•	the provisions requiring a 66⅔% stockholder vote for the amendment of certain provisions of our articles of incorporation and for the adoption, amendment or repeal of our by-laws;

•	the provisions relating to the restrictions on stockholder actions by written consent; and

•	the provisions relating to the calling of meetings of stockholders.
In addition, the board of directors will be permitted to alter our by-laws without obtaining stockholder approval and the affirmative vote of holders of at least 66⅔% of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors will be required for any amendment to our by-laws by the stockholders.
Anti-Takeover Provisions of Delaware Law
We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding capital stock entitled to vote generally in the election of directors) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied.
Stock Exchange Listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “EXLS”.